Exhibit 99.1

NEWS RELEASE

CARBO Completes Sale of Millen Facility; 2018 Revenue up 12% Year-on-Year; Maintains Solid Cash Position at Year End

HOUSTON (January 7, 2019) – CARBO Ceramics Inc. (NYSE: CRR) announced that it has closed on the sale of its Millen, Georgia facility with a final purchase price of $23 million.  Net proceeds are expected to approximate $21 million after certain post-closing items are completed.

CEO Gary Kolstad commented, “In keeping with our previously discussed transformation strategy, we have completed the sale of the Millen facility.  The City of Millen was a great partner to us over the years and we have appreciated being part of their community.

“We are pleased that our cash and cash equivalents and restricted cash balance ended the year at approximately $60 million, excluding proceeds from the sale of Millen, compared to $59 million at the end of the third quarter of 2018.  Maintaining a solid cash position during our transformation is a priority.

“Including proceeds from the sale of Millen, we are entering 2019 with over $80 million in cash and approximately $92 million in debt, and expect to use some of this cash to pay down debt during the year.  In addition, we are always looking for potential technology additions to enhance our transformation strategy.

“Regarding our results for the fourth quarter of 2018, we expect revenue to approximate $50 million as the oil and gas industry continued to be challenging.  We expect full year 2018 revenue to approximate $211 million, an increase of 12% compared to 2017.

“We continue to drive the transformation of our businesses by focusing on growth in technology products and market share in three business sectors: Oilfield, Industrial, and Environmental.  By employing a disciplined approach to our transformation strategy, we believe we are constructing a solid foundation for CARBO that helps minimize the cyclical nature of the oil and gas industry.  We remain committed to diversifying our revenue streams and building an enduring company,” Mr. Kolstad concluded.

The preliminary results set forth above are based on management's initial review of the Company’s operations for the quarter and year ended December 31, 2018 and are subject to revision based upon the Company’s year-end closing procedures and the completion and external audit of the Company’s year-end financial statements by its independent registered public accounting firm. Actual results may differ materially from these preliminary results as a result of the completion of year-end closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results are finalized, and such changes could be material. In addition, these preliminary results are not a comprehensive statement of the Company’s financial results for the fourth quarter or full year ended December 31, 2018, and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the Company’s results for any future period. The Company expects to announce full 2018 financial results in advance of its quarterly conference call, currently planned for Thursday, January 31, 2019.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

###

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies - is a leading provider of high-performance ceramic media and industrial technologies engineered to increase clients’ process efficiency, improve end-product quality and reduce operating cost. Our minerals processing and custom manufacturing services help bring new products to market faster and meet customer demands while minimizing investment.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas, industrial, and commercial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

FOR MORE INFORMATION:

Media:

Jamie Efurd, Marketing Director

+1 281-921-6400

Investors:

Mark Thomas, Director, Investor Relations

+1 281-921-6400